Power of Attorney

	1.	Designation of Attorneys-in-Fact.  The

undersigned, hereby designates each of Gary J. Kocher, Michael P. Moyer and Jonathan A. Flatow, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in
Item 2 below.


	2.	Powers of Attorney-in-Fact.  Each attorney-
in-fact, as fiduciary,
shall have the authority to sign
all such U.S. Securities and Exchange
Commission
("SEC") reports, forms and other filings, specifically

including but not limited to Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

	3.	Effectiveness.  This power of attorney shall
become
effective upon the execution of this document.

	4.	Duration.  This
power of attorney shall
remain in effect until revoked by me. This power of attorney shall not be affected by disability of the principal.

	5.	Revocation.  This power of attorney may be
revoked
in writing at any time by my giving written notice to the attorney-in-fact. If this power of attorney has been recorded, the written notice of revocation shall also be recorded.

	Date:  July
13, 2004.

	__Burton J. Manning____
	Burton J. Manning

STATE OF
New York	)
COUNTY OF New York	)

SIGNED OR ATTESTED before me on July
13, 2004 by Burton J. Manning.

		_Barry S. Stelboum_
		Signature of
Notary Public

		_Barry S. Stelboum____
(SEAL)	Typed Name of
Notary Public
		Residing at 491 16th St., Brooklyn, NY
			 My
commission expires__4/07/07____